Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock $0.001 par value per share	Other	131,400 shares (2)	$1.78 (3)	$233,892.00 (3)	$92.70 per $1,000,000	$21.69
Equity	Common Stock $0.001 par value per share	Other	65,700 shares (4)	$0.499 (5)	$32,784.30 (5)	$92.70 per $1,000,000	$3.04
Equity	Common Stock $0.001 par value per share	Other	120,000 shares (6)	$0.499 (5)	$59,880.00 (5)	$92.70 per $1,000,000	$5.56
Equity	Common Stock $0.001 par value per share	Other	60,000 shares (7)	$0.499 (5)	$29,940.00 (5)	$92.70 per $1,000,000	$2.78

Total Offering Amounts					$356,496.30		$33.07

Total Fee Offsets							—

Net Fee Due							$33.07

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of shares issuable under a new hire inducement stock option award granted on January 3, 2022 to a certain employee of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the applicable inducement stock option award.

(4)

Consists of shares issuable under a new hire inducement restricted stock unit award granted on January 3, 2022 to a certain employee of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low sale prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 25, 2022.

(6)

Consists of shares issuable under a new hire inducement stock option award granted or to be granted on June 1, 2022 to a certain employee of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).

(7)

Consists of shares issuable under a new hire inducement restricted stock unit award granted or to be granted on June 1, 2022 to a certain employee of the registrant as an inducement material to entry into employment with the registrant in accordance with Nasdaq Listing Rule 5635(c)(4).